CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 16, 1999 relating to the financial statements and financial statement schedules of Saks Incorporated and Subsidiaries, which appears in Saks Incorporated's Annual Report on Form 10-K for the year ended January 30, 1999.


PricewaterhouseCoopers, LLP


/s/ PricewaterhouseCoopers, LLP

Birmingham, Alabama